     As filed with the Securities and Exchange Commission on April 17, 2002
                                                          Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                                 --------------
                                  P-COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                 --------------

                    Delaware                                   77-0289371
         (State or other jurisdiction of                    (I.R.S. Employer
          incorporation or organization)                  Identification Number)

                3175 S. Winchester Boulevard, Campbell, CA 95008
                                 (408) 866-3666
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 --------------
                                George P. Roberts
                Chairman of the Board and Chief Executive Officer
                                  P-Com, Inc.
                          3175 S. Winchester Boulevard
                           Campbell, California 95008
                                 (408) 866-3666
  (Name and Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)

                                 --------------
                                    Copy to:
                            Hayden J. Trubitt, Esq.
                        Brobeck, Phleger & Harrison LLP
                              12390 El Camino Real
                          San Diego, California 92130
                                 (858) 720-2500

                                 --------------
        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                 --------------
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                       Proposed Maximum      Proposed Maximum
            Title of                           Amount to                   Offering              Aggregate             Amount of
     Securities to be Registered             be Registered             Price Per Share/(2)/  Offering Price /(2)/  Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value /(1)/.....     3,797,468                   $0.1425             $541,139.19             $49.78
===================================================================================================================================

     /(1)/ Each share of Common Stock is also paired with a stock purchase right under the Registrant's Stockholder Rights Plan.

     /(2)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average high and low prices of the Common Stock on April 16, 2002 as reported on the Nasdaq National Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          PRELIMINARY PROSPECTUS
          (SUBJECT TO COMPLETION, DATED APRIL 17, 2002)

                               3,797,468 SHARES

                                  P-Com, Inc.

                                 COMMON STOCK

                                  ----------

          This prospectus relates to the resale of up to 3,797,468 shares of our common stock by certain of our current stockholders. Of this amount, 949,367 shares are being offered for sale by Gruber McBaine International and 2,848,101 shares are being offered for sale by Lagunitas Partners, L.P., which entities are discussed here within. We are registering shares of our common stock for resale by these selling stockholders. The prices at which such stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares offered under this prospectus.

          Our common stock is traded on the Nasdaq National Market under the symbol "PCOM." The last reported sales price of our common stock on April 10, 2002 was $0.16 per share.

                                  ----------

          The shares of our common stock offered or sold under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about important factors you should consider before buying the common stock.

                                  ----------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

               The date of this prospectus is __________, 2002.

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
PROSPECTUS SUMMARY..................................................    3
RISK FACTORS........................................................    4
FORWARD-LOOKING STATEMENTS..........................................   15
WHERE YOU CAN FIND MORE INFORMATION.................................   15
INFORMATION INCORPORATED BY REFERENCE...............................   16
SELLING STOCKHOLDERS................................................   17
USE OF PROCEEDS.....................................................   17
PLAN OF DISTRIBUTION................................................   18
LEGAL MATTERS.......................................................   20
EXPERTS.............................................................   20

                               PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference into this prospectus.

OUR BUSINESS

     We develop, manufacture and market point-to-multipoint, point-to-point and spread spectrum radio systems for the worldwide telecommunications market. Cellular and personal communications services, or PCS, providers employ our point-to-point systems for backhaul between remote tower sites and switching centers in their growing global markets. Network service providers and Internet service providers are able, through the deployment of our equipment and systems, to respond to the increasing global demands for high-speed wireless access services, such as Internet access associated with business-to-business and e-commerce business processes. Through deployment of our systems, network providers can quickly and efficiently establish integrated Internet, data, voice and video services for their customers, and expand and grow those services as demand increases. Our market is a subset of the global telecom, cellular, PCS, wireless Internet access and private network markets.

     Our wholly-owned subsidiary, P-Com Network Services, Inc., or PCNS, provides engineering, installation support, program management and maintenance support services to the telecommunications industry in the United States. Network service providers, including wireless and traditional wireline, outsource these tasks to approved service suppliers on a project-by-project basis. Microwave service projects are typically short in duration, lasting one to two weeks, and primarily involve logistical installation or maintenance of millimeter wave radio systems. Central office services projects involve ordering materials and substantial man-hour commitments, and can last up to three months.

     Our executive offices are located at 3175 S. Winchester Boulevard, Campbell, California 95008, and our telephone number is (408) 866-3666.

THE OFFERING

     On July 31, 2001, we sold 3,797,468 shares of our common stock in a private transaction, which we refer to in this prospectus as the "private placement," for an aggregate gross consideration of $3.0 million, or $0.79 per share. The closing sale price of our common stock on July 31, 2001 was $0.48. This prospectus relates to the resale of up to 3,797,468 shares of our common stock sold in the private placement. Of this amount, 949,367 shares are being offered for sale by Gruber McBaine International and 2,848,101 shares are being offered for sale by Lagunitas Partners, L.P. (Gruber & McBaine Capital Management LLC is general partner of Lagunitas Partners L.P. and is attorney in fact for Gruber McBaine International. In each of these capacities, Gruber & McBaine Capital Management LLC has full voting and investment power over all the indicated shares. Combined, the shares so "beneficially owned" by Gruber & McBaine Capital Management LLC constitute 4,356,628 shares beneficially owned before this offering, or 5.1%; 3,797,468 shares to be sold pursuant to this prospectus; and 559,160 shares beneficially owned after the offering, or less than 1%). We are registering our common stock for resale by these selling stockholders. The prices at which such stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders."

USE OF PROCEEDS

     We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock. All proceeds will be received by the selling stockholders.

                                 RISK FACTORS

     An investment in our common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including the financial statements and the related notes, before you decide whether to purchase shares of our common stock. Our business, operating results and financial condition could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Continuing uncertainty in the communications equipment industry and the United States economy may have serious implications for the growth and stability of our business and may negatively affect our financial condition and results of operations.

     A severe worldwide slowdown in the telecommunications equipment and services sector is affecting us. Customers, specifically systems operators and integrated system providers, are deferring capital spending and orders to suppliers such as our company, or canceling orders, and, in general, not building out any significant additional infrastructure at this time. In addition, our accounts receivable, inventory and stability can be jeopardized if our customers experience financial distress. In the third quarter 2001, many large telecommunications equipment manufacturers reduced or eliminated their estimates of product sales levels for the remainder of 2001. We recorded large valuation charges and other write-offs in the first quarter of 2001 because our largest customer, Winstar Communications Inc., declared bankruptcy on April 18, 2001. Approximately 10% of our sales in the first quarter of 2001 were to Winstar. We recorded additional write down of inventory on hand at September 30, 2001 to properly state our inventory to its net realizable value, given current market conditions and sales activity projections. Our services business' largest customer began a slowdown and deferral of previously committed work orders as of the end of the second quarter. We do not think our own product sales levels can likely recover while an industry-wide slowdown persists.

Our business and financial positions have deteriorated significantly.

     Our business and financial positions have deteriorated significantly. Our core business' product sales were down very sharply in the second half of 2001, and are unlikely to recover while the industry-wide slowdown persists. Our December 31, 2001 cash, working capital, accounts receivable, inventory, total assets, employee headcount, backlog and total stockholders' equity were all down very substantially from December 31, 2000. Our working capital is negative. Our gross margin on sales was negative in fiscal 2001 and in each of the last two quarters of 2001. Our aggregate net loss for the last four fiscal years is approximately $310.0 million. We have $29.3 million of convertible notes maturing on November 1, 2002 that our current resources would not enable us to pay. Our largest customer, Winstar, declared bankruptcy in April 2001, leaving us with unpaid receivables and inventory purchase obligations to our own suppliers.

     Our independent accountants' opinion on our consolidated financial statements includes an explanatory paragraph indicating substantial doubt, on the basis described in that paragraph, about our ability to continue as a going concern. We are able generally to pay our debts and meet our obligations as they become due. Nevertheless to continue long-term as a going concern, we must ultimately reach agreement with the holders of our 4.25% convertible subordinated notes to extend the notes' maturity date and/or convert them into equity. In addition, to continue long-term as a going concern we will have to increase our sales, induce other creditors to forebear or to convert to equity, raise additional equity financing and/or raise new debt financing. We cannot guarantee that we will be able to accomplish these goals.

Our failure to comply with Nasdaq's listing standards could result in our delisting by Nasdaq from the Nasdaq National Market and severely limit the ability to sell any of our common stock.

     To maintain the listing of our common stock on the Nasdaq National Market, we are required to meet certain listing requirements, including a minimum bid price of $1.00 per share. We received a letter of notice dated June 20, 2001 from the Nasdaq National Market stating that due to our minimum bid price levels remaining under the $1.00 level for 30 consecutive trading days, we are therefore on notice that we could be subject to a delisting procedure should the bid price continue to remain under the $1.00 level for an additional 90-day period, unless our stock attains a bid price of $1.00 or more for a period of 10 consecutive days during such 90-day period. Shortly after September 11, 2001, Nasdaq issued a moratorium on delisting process until January 2, 2002. We received a new letter of notice dated February 14, 2002 from Nasdaq stating that due to our minimum bid price levels remaining under $1 for 30 consecutive days, we are again on notice that we are subject to delisting procedures. Management received in September 2001 stockholders' approval for a reverse stock split calling for one share of newly issued common stock to be issued in place of each five shares of existing stock as of the date at which the reverse stock split is effected. Depending upon our stock price at implementation of the reverse stock split, there can be no assurance that we will maintain compliance with the minimum bid price. If we fail to meet the minimum bid process for 10 consecutive days during the grace period, our common stock may be delisted from the Nasdaq National Market. Even if we are able to comply with the minimum requirement, there is no assurance that in the future we will continue to satisfy the Nasdaq listing requirements, with the result that our common stock may be delisted from the Nasdaq National Market. Should our common stock be delisted from the Nasdaq National Market, it would likely be traded on the Nasdaq Small Cap Market, and if delisted from the Nasdaq Small Cap Market, would likely be traded on the so-called "pink sheets" or the "Electronic Bulletin Board" of the Nasdaq National Market. However, this alternative could result in a less liquid market available for existing and potential stockholders to exchange shares of our stock and could ultimately further depress the trading price of our common stock.

We do not have the customer base or other resources of more established companies, which makes it more difficult for us to address the liquidity and other challenges we face.

     We do not have the customer base or other resources of more established companies, which makes it more difficult for us to address the liquidity and other challenges we face. Although we have installed and have in operation over 150,000 radio units globally, we have not developed a large installed base of our equipment or the kind of close relationships with a broad base of customers of a type enjoyed by older, more developed companies, which would provide a base of financial performance from which to launch strategic initiatives and withstand business reversals. In addition, we have not built up the level of capital often enjoyed by more established companies, so from time to time we may face serious challenges in financing our continued operation. We may not be able to successfully address these risks.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth and harm our business operations.

     Even if we resolve our short term going concern difficulties, our future capital requirements will depend upon many factors, including development costs of new products and related software tools, potential acquisition opportunities, maintenance of adequate manufacturing facilities and contract manufacturing agreements, progress of research and development efforts, expansion of marketing and sales efforts and status of competitive products. Additional financing may not be available in the future on acceptable terms or at all. The continued existence of a substantial amount of debt, including notes which come due November 1, 2002, could also severely limit our ability to raise additional financing. In addition, given the recent price for our common stock, if we raise additional funds by issuing equity securities, significant dilution to our stockholders could result. We expect that if we reach agreements with the holders of the notes and or other short-term liabilities to convert into equity financing in 2002, the new stock would be issued at a low price per share and would be significantly dilutive to our current stock holders.

If adequate funds are not available, we may be required to close business or product lines, restructure or refinance our debt or delay, scale back or eliminate our research and development, acquisition or manufacturing programs. We may also need to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Our inability to obtain capital, or our ability to obtain additional capital only upon onerous terms, could very seriously damage our business, operating results and financial condition and further erode our stock price.

Market acceptance of our products might suffer if we are unable to keep pace with rapid technological changes and industry standards.

     Rapid technological change, frequency of new product introductions and enhancements, product obsolescence, changes in end-user requirements and period-to-period demand and evolving industry standards characterize the communications market. Our ability to compete in this market will depend upon successful development, introduction and sale of new systems and enhancements and related software tools, on a timely and cost-effective basis, in response to changing customer requirements. Recently, we have been developing our new Point-to-Multipoint systems, and other upgraded products. Any success in developing new and enhanced systems and related software tools will depend upon a variety of factors. Such factors include:

     .   new product development to meet market demand;

     .   integration of various elements of complex technology;

     . timely and efficient implementation of manufacturing and assembly processes at turnkey suppliers and manufacturing cost reduction programs for existing product lines;

     . development and completion of related software tools, system performance, quality and reliability of systems; and

     .   timely and efficient completion of system design.

We may not be successful in selecting, developing, manufacturing and marketing new systems or enhancements or related software tools. For example, to date, revenue generated through the sales of Point-to-Multipoint systems has not met original expectations, and sales were down sharply in all product categories in the second half of 2001.

     Additionally, errors could be found in our systems after commencement of commercial quantity shipments. Such errors could result in the loss of or delay in market acceptance, as well as expenses associated with re-work of previously delivered equipment.

We rely on a limited number of customers for a material portion of our sales and the loss of sales to any of those customers could harm our business, financial conditions and results of operation.

     In 2001, sales to three customers accounted for 47.4% of our sales. Sales to one service customer in the United States accounted for 62.0% of total service revenue, and 18% of total sales. Our ability to maintain or increase our sales in the future will depend, in part upon our ability to obtain orders from new customers as well as the financial condition and success of our existing customers, the telecommunications industry and the economy in general.

     Our customer concentration also results in concentration of credit risk. In December 31, 2001, four customers represented approximately 62% of our total accounts receivable. In April 2001,Winstar, which was then our largest customer, declared bankruptcy and we had to write off $11.6 million of Winstar receivables.

     Many of our major product customers are located in foreign countries, primarily in the United Kingdom, Europe and the Pacific Rim. Some of these customers are implementing new networks and are themselves in the early stages of development. They may require additional capital to fully implement their planned networks, which may be unavailable to them on an as-needed basis, and which we cannot supply in terms of long-term financing.

     If our customers cannot finance their purchases of our products or services, this may materially adversely affect our business, operations and financial condition. Financial difficulties of existing or potential customers may also limit the overall demand for our products and services. Both current customers and potential future customers in the telecommunications industry have, from time to time, reportedly undergone financial difficulties and may therefore limit their future orders or find it difficult to pay our billings to them. Any cancellation, reduction or delay in orders or shipments, for example, as a result of manufacturing or supply difficulties or a customer's inability to finance its purchases of our products or services, may materially adversely affect our business. Difficulties of this nature have occurred in the past and we believe they can occur in the future.

     Finally, acquisitions in the communications industry are common, which further concentrates the customer base and may cause some orders to be delayed or cancelled.

We expect our quarterly revenue and results of operations to fluctuate, and it is difficult to predict our future revenue and results of operations.

     We have experienced and will continue to experience significant fluctuations in sales, gross margins and operating results. The procurement process for most of our current and potential customers is complex and lengthy. As a result, the timing and amount of sales is often difficult to predict reliably. The sale and implementation of our products and services generally involves a significant commitment of senior management, as well as our sales force and other resources. The sales cycle for our products and services typically involve technical evaluation and commitment of cash and other resources and delays often occur. Delays are frequently associated with, among other things:

     . customers' seasonal purchasing and budgetary cycles, as well as their own buildout schedules;

     . compliance with customers' internal procedures for approving large expenditures and evaluating and accepting new technologies;

     .   compliance with governmental or other regulatory standards;

     .   difficulties associated with customers' ability to secure financing;

     .   negotiation of purchase and service terms for each sale;

     .   price negotiations required to secure purchase orders; and

     . education of customers as to the potential applications of our products and services, as well as related product-life cost savings.

The recent downward trends in sales, gross margins and operating results are primarily due to the industry-wide downturn, however, rather than to factors such as these.

Failure to maintain satisfactory shipping and delivery schedules could increase our costs, disrupt our supply chain and result in our inability to deliver our products, which would adversely affect our results of operations.

     Due to logistics of production and inventory, a delay in a shipment near the end of a particular quarter for any reason may cause sales in a particular quarter to fall significantly below our and stock market analysts' expectations. A single customer's order scheduled for shipment in a quarter can represent a large portion of our potential sales for the quarter. Such delays have occurred in the past due to, for example, unanticipated shipment rescheduling, cancellations or deferrals by customers, competitive and economic factors, unexpected manufacturing or other difficulties, delays in deliveries of components, subassemblies or services by suppliers and failure to receive anticipated orders. We cannot determine whether similar or other delays might occur in the future, but expect that some or all of such problems might recur.

Our results of operations could be adversely affected by a continued decline in capital spending in the telecommunications market.

     Although much of the anticipated growth in the telecommunications infrastructure is expected to result from the entrance of new service providers, many new providers do not have the financial resources of existing service providers. For example, in the United States most competitive local exchange carriers are experiencing financial distress. If these new service providers are unable to adequately finance their operations, they may cancel or delay orders. Moreover, purchase orders are often received and accepted far in advance of shipment and, as a result, we typically permit orders to be modified or canceled with limited or no penalties. Any failure to reduce actual costs to the extent anticipated when an order is received substantially in advance of shipment or an increase in anticipated costs before shipment could materially adversely affect our gross margin for such orders. Ordering materials and building inventory based on customer forecasts or non-binding orders can also result in large inventory write-offs, such as occurred in 2000 and 2001.

     Global economic conditions have had a depressing effect on sales levels in past years, including a significant slowdown in 1998. The soft economy and reported slowdown in capital spending in 2001 in the United States telecommunications market again had a significant depressing effect on the sales levels of products and services in 2001.

Failure to maintain adequate levels of inventory could result in a reduction or delay in sales and harm our results of operations.

     Our customers have increasingly been demanding short turnaround on orders rather than submitting purchase orders far in advance of expected shipment dates. This practice requires us to keep inventory on hand for immediate shipment. Given the variability of customer need and purchasing power, it is difficult to predict the amount of inventory needed to satisfy customer demand. If we over or under-estimate inventory requirements to fulfill customer needs, our results of operations could continue to be adversely affected. In particular, increases in inventory could materially adversely affect operations if such inventory is ultimately not used or becomes obsolete. This risk was realized in the large inventory write-downs in 1999, 2000 and 2001.

Difficulties in reducing our operating expenses could harm our results of operations.

     A material portion of our manufacturing related operating expenses is fixed. If we experience a reduction or delay in sales, we may find it difficult to reduce our manufacturing related operating expenses on a timely basis. Difficulties of this nature would adversely affect our financial condition and harm our operating results.

Our limited manufacturing capacity and sources of supply may affect our ability to meet customer demand, which would harm our sales and damage our reputation.

     Our internal manufacturing capacity is very limited. We use contract manufacturers in large part to produce our systems, components and subassemblies and expect to rely increasingly on these manufacturers in the future. We also rely on outside vendors to manufacture certain other components and subassemblies. Our internal manufacturing capacity and that of our contract manufacturers may not be sufficient to fulfill our orders. Our failure to manufacture, assemble and ship systems and meet customer demands on a timely and cost-effective basis could damage relationships with customers and have a material adverse effect on our business, financial condition and results of operations.

     In addition, certain components, subassemblies and services necessary for the manufacture of our systems are obtained from a sole supplier or a limited group of suppliers.

     Our reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves risks. We have experienced an inability to obtain an adequate supply of finished products and required components and subassemblies. As a result, we have reduced control over the price, timely delivery, reliability and quality of finished products, components and subassemblies. We do not have long-term supply agreements with most of our manufacturers or suppliers. We have experienced problems in the timely delivery and quality of products and certain components and subassemblies from vendors. Some suppliers have relatively limited financial and other resources. Any inability to obtain timely deliveries of components and subassemblies of acceptable quality or any other circumstance would require us to seek alternative sources of supply, or to manufacture finished products or components and subassemblies internally. As manufacture of our products and certain of our components and subassemblies is an extremely complex process, finding and educating new vendors could delay our ability to ship our systems.

If we fail to effectively use our resources, our infrastructure, management and growth potential could be harmed, our ability to effectively manage our business could be diminished and our results of operations could suffer.

     To maintain a competitive market position, we are required to continue to invest resources for growth. Currently, we are devoting significant resources to the development of new products and technologies and are continuously conducting evaluations of these products. We will continue to invest additional resources in plant and equipment, inventory, personnel and other items, to begin production of these products and to provide any necessary marketing and administration to service and support bringing these products to commercial production stage. Accordingly, in addition to the effect our recent performance has had on gross profit margin and inventory levels, our gross profit margin and inventory management may be further adversely impacted in the future by start-up costs associated with the initial production and installation of these new products. Start-up costs may include additional manufacturing overhead, additional allowance for doubtful accounts, inventory and warranty reserve requirements and the creation of service and support organizations. Additional inventory on hand for new product development and customer service requirements also increases the risk of further inventory write-downs if such products do not gain reasonable market acceptance at normal gross profit margin. Although we, through monitoring our operating expense levels relative to business plan revenue levels, try to maintain a given level of operating results, there are many market condition changes which have and may continue to challenge our ability to maintain given levels of operating expenses to revenue ratios.

     Expansion of our operations and acquisitions in prior periods caused a significant strain on our management, financial, manufacturing and other resources and has from time to time disrupted our normal business operations. Our ability to manage any possible future growth may again depend upon significant expansion of our executive, manufacturing, accounting and other internal management systems and the implementation of a variety of systems, procedures and controls, including improvements or replacements to inventory and management systems designed to help control and monitor inventory levels and other operating decision criteria. In particular, we must successfully manage and control overhead expenses and inventories, the development, introduction, marketing and sales of new products, the management and training of our employee base, the integration and coordination of a geographically and ethnically diverse group of employees and the monitoring of third party manufacturers and suppliers. We cannot be certain that attempts to manage or again expand our marketing, sales, manufacturing and customer support efforts will be successful or result in future additional sales or profitability.

     Any failure to coordinate and improve systems, procedures and controls, including improvements relating to inventory control and coordination with subsidiaries, at a pace consistent with our business, could cause inefficiencies, additional operational expenses and inherent risks, greater risk of billing delays, inventory write-downs and financial reporting difficulties.

     A significant ramp-up of production of products and services could require us to make substantial capital investments in equipment and inventory, in recruitment and training additional personnel and possibly in investment in additional manufacturing facilities. If undertaken, we anticipate these expenditures would be made in advance of increased sales. In such event, gross margins would be adversely affected from time-to-time due to short-term inefficiencies associated with the addition of equipment and inventory, personnel or facilities, and such cost categories may periodically increase as a percentage of revenues.

A decline in the selling prices of our products would adversely affect our financial condition and results of operations.

     We believe that average selling prices and gross margins for our systems and services will tend to decline in both the near and the long term relative from the point at which a product is initially marketed and priced. Reasons for such decline may include the maturation of such systems, the effect of volume price discounts in existing and future contracts and the intensification of competition.

     If we cannot develop new products in a timely manner or fail to achieve increased sales of new products at a higher average selling price, then we would be unable to offset declining average selling prices. If we are unable to offset declining average selling prices, our gross margins will decline.

Difficulties in receiving payment from customers could adversely affect our financial condition and results of operations.

     We are subject to credit risk in the form of trade accounts receivable. We could be unable to enforce a policy of receiving payment within a limited number of days of issuing bills, especially for customers in the early phases of business development. Our current credit policy typically allows payment terms between 30 and 120 days depending upon the customer and the economic norms of the region. We could have difficulties in receiving payment in accordance with our policies, particularly from customers awaiting financing to fund their expansion and from customers outside of the United States. In 2001, we recorded charges of $11.8 million for accounts receivable write-offs and reserves additions. Similar write-offs may occur in the future, which could have a further material adverse effect on our business, financial condition and results of operations.

Our business depends on the increased acceptance of and demand for our products and services, and it is uncertain whether the market will accept and demand our products and services at levels necessary for our success.

     Our future operating results depend upon the continued growth and increased availability and acceptance of microcellular, personal communications networks/personal communications services, or PCN/PCS, and wireless local loop access telecommunications services in the United States and internationally. The volume and variety of wireless telecommunications services or the markets for and acceptance of such services may not continue to grow as expected. The growth of such services may also fail to create anticipated demand for our systems. Because these markets are relatively new, predicting which segments of these markets will develop and at what rate these markets will grow is difficult. In addition to our other products, we have recently invested significant time and resources in the development of Point-to-Multipoint radio systems. If the licensed millimeter wave, spread spectrum microwave radio or Point-to-Multipoint microwave radio market and related services for our systems fails to grow, or grows more slowly than anticipated, our business, financial condition and results of operations will be materially adversely affected.

     Certain sectors of the communications market will require the development and deployment of an extensive and expensive communications infrastructure. In particular, the establishment of PCN/PCS networks will require very large capital expenditure levels. Communications providers may not make the necessary investment in such infrastructure, and the creation of this infrastructure may not occur in a timely manner. Moreover, one potential application of our technology is the use of our systems in conjunction with the provision of alternative wireless access in competition with the existing wireline local exchange providers depends on the pricing of wireless telecommunications services at rates competitive with those charged by wireline telephone companies. Rates for wireless access must become competitive with rates charged by wireline companies for this approach to be successful. If wireless access rates are not competitive, consumer demand for wireless access will be materially adversely affected. If we allocate resources to any market segment that does not grow, we may be unable to reallocate resources to other market segments in a timely manner, ultimately curtailing or eliminating our ability to enter such other segments.

     Certain current and prospective customers are delivering services and features that use competing transmission media such as fiber optic and copper cable, particularly in the local loop access market. To successfully compete with existing products and technologies, we must offer systems with superior price/performance characteristics and extensive customer service and support. Additionally, we must supply such systems on a timely and cost-effective basis, in sufficient volume to satisfy such prospective customers' requirements and otherwise overcome any reluctance on the part of such customers to transition to new technologies. Any delay in the adoption of our systems may result in prospective customers using alternative technologies in their next generation of systems and networks.

     Prospective customers may not design their systems or networks to include our systems. Existing customers may not continue to include our systems in their products, systems or networks in the future. Our technology may not replace existing technologies and achieve widespread acceptance in the wireless telecommunications market. Failure to achieve or sustain commercial acceptance of our currently available radio systems or to develop other commercially acceptable radio systems would materially adversely affect us.

We face substantial competition and may not be able to compete effectively.

     The wireless communications market is intensely competitive. Our wireless-based radio systems compete with other wireless telecommunications products and alternative telecommunications transmission media, including copper and fiber optic cable. We are experiencing intense competition worldwide from a number of leading telecommunications companies. Such companies offer a variety of competitive products and services and some offer broader telecommunications product lines, and include Alcatel Network Systems, Bosch Telekom, DMC Stratex Networks, Cerragon, Ericsson Limited, Harris Corporation-Farinon Division, Lucent T.R.T., NEC, Nokia Telecommunications, Nortel/BNI, SIAE, Siemens, and Western Multiplex Corporation.

     Many of these companies have greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than we do face actual and potential competition not only from these established companies, but also from start-up companies that are developing and marketing new commercial products and services.

     Some of our current and prospective customers and partners have developed, are currently developing or could manufacture products competitive with our products. Nokia and Ericsson have recently developed new competitive radio systems, and new technology featuring laser-based millimeter-wave delivery is now on the marketplace.

     The principal elements of competition in our market and the basis upon which customers may select our systems include price, performance, software functionality, perceived ability to continue to be able to meet delivery requirements and customer service and support. Recently, certain competitors have announced the introduction of new competitive products, including related software tools and services, and the acquisition of other competitors and competitive technologies. We expect competitors to continue to improve the performance and lower the price of their current products and services and to introduce new products and services or new technologies that provide added functionality and other features. New product and service offerings and enhancements by our competitors could cause a decline in sales or loss of market acceptance of our systems. New offerings could also make our systems, services or technologies obsolete or non-competitive. In addition, we are experiencing significant price competition and expect such competition to intensify.

International sales and operation risks could adversely affect our results of operations.

     In doing business in international markets, we faces economic, political and foreign currency fluctuations that are more volatile than those commonly experienced in the United States. The majority of our sales to date have been made to customers located outside of the United States.

     Historically, our international sales have been denominated in British pounds sterling or United States dollars. Certain of our international sales are denominated in other foreign currencies, including Euro. A decrease in the value of foreign currencies relative to the United States dollar could result in decreased margins from those transactions if such decreases are not hedged. For international sales that are United States dollar-denominated, such a decrease could make our systems less price-competitive if competitors choose to price in other currencies and could have a material adverse effect upon our financial condition.

     We fund our Italian subsidiary's operation expenses which are denominated in Euro. An increase in the value of Euro currency if not hedged relative to the United States dollar could result in more costly funding for our Italian operations, and as a result higher cost of production to us as a whole.

     Additional risks are inherent in our international business activities. Such risks include:

     .   changes in regulatory requirements;

     . costs and risks of localizing systems (homologation) in foreign countries;

     .   delays in receiving and processing components and materials;

     .   availability of suitable export financing;

     . timing and availability of export licenses, tariffs and other trade barriers;

     . difficulties in staffing and managing foreign operations, branches and subsidiaries;

     .   difficulties in managing distributors;

     .   potentially adverse tax consequences;

     .   foreign currency exchange fluctuations;

     . the burden of complying with a wide variety of complex foreign laws and treaties;

     .   difficulty in accounts receivable collections, if applicable; and

     .   political and economic instability.

     In addition, many of our customer purchase and other agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded.

     In many cases, local regulatory authorities own or strictly regulate international telephone companies. Established relationships between government-owned or government-controlled telephone companies and their traditional indigenous suppliers of telecommunications often limit access to such markets. The successful expansion of our international operations in certain markets will depend on our ability to locate, form and maintain strong relationships with established companies providing communication services and equipment in targeted regions. The failure to establish regional or local relationships or to successfully market or sell our products in international markets could limit our ability to expand operations. Our inability to identify suitable parties for such relationships, or even if such parties are identified to form and maintain strong relationships with them, could prevent us from generating sales of products and services in targeted markets or industries. Moreover, even if such relationships are established, we may be unable to increase sales of products and services through such relationships.

     Some of our potential markets include developing countries that may deploy wireless communications networks as an alternative to the construction of a limited wired infrastructure. These countries may decline to construct wireless telecommunications systems or construction of such systems may be delayed for a variety of reasons. Also, in developing markets, economic, political and foreign currency fluctuations may be even more volatile than conditions in developed areas.

     Countries in the Asia/Pacific, African, and Latin American regions have recently experienced weaknesses in their currency, banking and equity markets. These weaknesses have adversely affected and could continue to adversely affect demand for products.

Governmental regulation affecting markets in which we compete could adversely affect our business and results of operations.

     Radio communications are extensively regulated by the United States and foreign governments as well as by international treaties. Our systems must conform to a variety of domestic and international requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. Historically, in many developed countries, the limited availability of radio frequency spectrum has inhibited the growth of wireless telecommunications networks.

     Each country's regulatory process differs. To operate in a jurisdiction, we must obtain regulatory approval for our systems and comply with differing regulations. Regulatory bodies worldwide continue to adopt new standards for wireless communications products. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by we and our customers. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of operations. Such regulations or such changes in interpretation could require we to modify our products and services and incur substantial costs to comply with such regulations and changes.

     In addition, we are also affected by domestic and international authorities' regulation of the allocation and auction of the radio frequency spectrum. Equipment to support new systems and services can be marketed only if permitted by governmental regulations and if suitable frequency allocations are auctioned to service providers. Establishing new regulations and obtaining frequency allocation at auction is a complex and lengthy process. If personal communication services operators and others are delayed in deploying new systems and services, we could experience delays in orders. Similarly, failure by regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on our results. In addition, delays in the radio frequency spectrum auction process in the United States could delay our ability to develop and market equipment to support new services.

     We operate in a regulatory environment subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting our development efforts and those of our customers, making current systems obsolete or increasing competition. Any such regulatory changes, including changes in the allocation of available spectrum, could have a material adverse effect on our business, financial condition and results of operations. We may also find it necessary or advisable to modify our systems and services to operate in compliance with such regulations. Such modifications could be expensive and time-consuming.

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue and increase our costs.

     We rely on a combination of patents, trademarks, trade secrets, copyrights and other measures to protect our intellectual property rights. We generally enter into confidentiality and nondisclosure agreements with service providers, customers and others to limit access to and distribution of proprietary rights. We also enter into software license agreements with customers and others. However, such measures may not provide adequate protection for our trade secrets or other proprietary information for a number of reasons.

     Any of our patents could be invalidated, circumvented or challenged, or the rights granted thereunder may not provide competitive advantages to us. Any of our pending or future patent applications might not be issued within the scope of the claims sought, if at all. Furthermore, others may develop similar products or software or duplicate our products or software. Similarly, others might design around the patents owned by us, or third parties may assert intellectual property infringement claims against us. In addition, foreign intellectual property laws may not adequately protect our intellectual property rights abroad. A failure or inability to protect proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

     Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce patents, copyrights and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of proprietary rights of others or to defend against claims of infringement or invalidity. Litigation, even if wholly without merit, could result in substantial costs and diversion of resources, regardless of the outcome. If any claims or actions are asserted against us, we may choose to seek a license under a third party's intellectual property rights. However, such a license may not be available under reasonable terms or at all.

We depend on key personnel who would be difficult to replace and our business will likely be harmed if we lose their services or cannot hire additional qualified personnel.

     Our future operating results depend in significant part upon the continued contributions of key technical and senior management personnel, many of who would be difficult to replace. Future operating results also depend upon the ability to attract and retain qualified management and technical personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such personnel. Only a limited number of persons with the requisite skills to serve in these positions may exist and it may be increasingly difficult for us to hire such personnel. Nonetheless business conditions forced us to reduce our workforce by 35% in 2001. It may be difficult to reassemble the collective and individual strength of our previous workforce.

     We have experienced and may continue to experience employee turnover due to several factors, including the 2001 layoffs and our location in the Silicon Valley in Northern California. Such turnover could adversely impact our business.

Our stock price has been volatile and has experienced a significant decline, and may continue to be volatile and decline.

     In recent years, the stock market in general, and the market for shares of small capitalization, technology stocks in particular, have experienced extreme price fluctuations. Such fluctuations have often been unrelated to the operating performance of individual affected companies. Companies with liquidity problems also often experienced stock price volatility. We believe that factors such as announcements of developments related to our business, including any financings or any resolution of liabilities, announcements of technological innovations or new products or enhancements by us or our competitors, developments in the emerging countries' economies, sales by competitors, sales of our common stock into the public market, developments in our relationships with customers, partners, lenders, distributors and suppliers, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results that differ from analysts' expectations, regulatory developments, fluctuations in results of operations and general conditions in our market, or the economy, could cause the price of our common stock to fluctuate. The market price of our common stock may continue to decline substantially, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

We have never declared or paid cash dividends on our common stock nor do we anticipate doing so in the future.

     We have never declared or paid cash dividends on our common stock, and we anticipate that any future earnings will be retained for investment in the business. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.

We have adopted anti-take over defenses that could delay or prevent an acquisition of the company.

     Our stockholder rights plan, certificate of incorporation, equity incentive plans, bylaws and Delaware law may have a significant effect in delaying, deferring or preventing a change in control and may adversely affect the voting and other rights of other holders of common stock.

     The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of any other preferred stock that may be issued in the future, including the Series A junior participating preferred stock that may be issued pursuant to the stockholder rights plan, upon the occurrence of certain triggering events. In general, the stockholder rights plan provides a mechanism by which the share position of anyone that acquires 15% or more, or 20% or more in the case of the State of Wisconsin Investment Board and Firsthand Capital Management, of our common stock will be substantially diluted. Future issuance of stock or any additional preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Future sales of our securities in the public market could lower our stock price and impair our ability in new stock offerings to raise funds to continue operations.

     Future sales of our common stock, including shares issued upon the exercise of outstanding options and warrants or other derivative transactions with respect to our stock, could have a significant negative effect on the market price of our common stock. These sales might also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we would deem appropriate.

                          FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

     .   market acceptance of and continuing demand for our products;

     .   our ability to protect our intellectual property;

     . the impact of competitive products, pricing and customer service and support;

     .   our ability to obtain additional financing to support our operations;

     .   obtaining and maintaining regulatory approval where required; and

     .   changing market conditions and other risks detailed in this prospectus.

You should read and interpret any forward-looking statements together with the following documents:

     . our annual report on Form 10-K, our quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC since January 1, 2001 and our proxy statement for our annual meeting of stockholders held on May 31, 2001;

     . the risk factors contained in this prospectus under the caption "Risk Factors"; and

     .   our other filings with the SEC.

     You should not place undue reliance on any forward-looking statements, which reflect our management's view only as of the date of this prospectus. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at http://www.p-com.com or at the SEC's Web site at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, until the sale of all of the shares of common stock that are part of this offering is complete. The documents we are incorporating by reference are as follows:

     (1) our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed on April 1, 2002;

     (2) the description of our common stock contained in our registration statement on Form 8-A filed on January 12, 1995, including any amendments or reports filed for the purpose of updating such descriptions; and

     (3) the description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on October 9, 1997, including any amendments or reports filed for the purpose of updating such descriptions.

     Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

     Upon written or oral request, we will provide without charge a copy of these filings, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to Corporate Secretary, P-Com, Inc., 3175 S. Winchester Boulevard, Campbell, California 95008, telephone (408) 866-3666.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR AMENDMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NO SELLING STOCKHOLDER IS AUTHORIZED TO MAKE AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus, which were issued to them pursuant to a private placement completed on July 31, 2001. However, we are unable to determine the exact number of shares that actually will be sold. The shares offered by this prospectus may be offered from time to time by the selling stockholders. This information is based upon information provided by each respective selling stockholder and public documents filed with the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock beneficially owned by each of the selling stockholders is determined in accordance with the rules of the SEC. The term "selling stockholders" includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for each stockholder is based on 84,958,300 shares of common stock outstanding as of February 28, 2002.

                                                                                                  Number of
                                     Number of Shares         Percent of         Number of         Shares           Percent of
                                     of Common Stock         Outstanding        Shares to be    Beneficially        Outstanding
                                       Beneficially      Shares Beneficially   Sold Pursuant        Owned       Shares Beneficially
                                          Owned                 Owned             to this         After the       Owned After the
Name of Selling Stockholder         Prior to Offering     Prior to Offering      Prospectus     Offering /(1)/     Offering /(1)/
---------------------------         -----------------     -----------------      ----------     --------------     --------------
Gruber McBaine International /(2)/      1,070,924                1.3%              949,367         121,557               *
Lagunitas Partners, L.P. /(2)/.....     3,285,704                3.9%            2,848,101         437,603               *

------------

*     Less than one percent.
/(1)/ Assumes that all shares being offered by the selling stockholders under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.
/(2)/ Gruber & McBaine Capital Management LLC is general partner of Lagunitas
      Partners L.P. and is attorney in fact for Gruber McBaine International. In each of these capacities, Gruber & McBaine Capital Management LLC has full voting and investment power over all the indicated shares. Combined, the shares so "beneficially owned" by Gruber & McBaine Capital Management LLC constitute 4,356,628 shares beneficially owned before this offering, or 5.1%; 3,797,468 shares to be sold pursuant to this prospectus; and 559,160 shares beneficially owned after the offering, or less than 1%.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be received by the selling stockholders.

                             PLAN OF DISTRIBUTION

     We are registering all 3,797,468 shares on behalf of the selling stockholders. We issued all of the shares to the selling stockholders in a private placement transaction. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, collectively, the selling stockholders, may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market, in the over-the-counter market, through put or call option transactions relating to the shares, a combination of such methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

     . an exchange distribution in accordance with the rules of the respective exchange;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .   in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act, upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     . the name of each such selling stockholder and of the participating broker-dealer(s);

     .   the number of shares involved;

     .   the price at which such shares were sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     .   other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares, including a limited amount of one of the fees and expenses of certain selling stockholders and have agreed to indemnify the selling stockholders against specified liabilities arising in connection with this registration statement and the related prospectus. In addition, the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us, our directors and officers who sign the registration statement of which this prospectus is a part, and control persons against specified liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. To the extent this indemnification is prohibited, the selling stockholders and we are required to contribute to payments the parties may be required to make in respect of otherwise indemnifiable claims.

                                 LEGAL MATTERS

     The validity of the common stock offered in this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 40,000 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

===============================================================================

          You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               3,797,468 SHARES

                                  P-COM, INC.
                                 COMMON STOCK

                                  PROSPECTUS

                                April ___, 2002

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          All costs and expenses incurred in connection with the issuance and distribution of the securities being registered for sale will be paid by the Registrant. The following is an itemized statement of these costs and expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee..................................       $51
Printing and engraving................................    $5,000
Legal fees and expenses...............................   $10,000
Accounting fees and expenses..........................    $7,500
                                                      -------------
     Total............................................   $22,551

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit that indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant's bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into Indemnification Agreements with its officers and directors which are intended to provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16.    EXHIBITS.

Exhibit
Number                           Description of Document
------                           -----------------------

5.1         Opinion of Brobeck, Phleger & Harrison LLP.
10.91/(1)/  Common Stock PIPES Purchase Agreement dated as of July 25, 2001 by and between P-Com, Inc., Gruber McBaine International and Lagunitas Partners, L.P.
23.1        Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2        Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
            5.1).
24.1 Power of Attorney (included on page II-3 of this registration statement).

--------------
/(1)/ Incorporated by reference to identically numbered exhibit to the Registrant's current report on Form 8-K dated July 25, 2001 and filed with the Securities and Exchange Commission on August 9, 2001.

ITEM 17.    UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, P-Com, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on this 17th day of April, 2002.

                                       P-COM, INC.

                                       By: /s/ GEORGE P. ROBERTS
                                           -------------------------------
                                       George P. Roberts
                                       Chairman of the Board and
                                        Chief Executive Officer

                                       By: /s/ LEIGHTON J. STEPHENSON
                                           -------------------------------
                                       Leighton J. Stephenson
                                       Vice President and
                                        Chief Financial Officer

                               POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoint George P. Roberts, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, including the undersigned's capacity as a director and/or officer of P-Com, Inc., to sign a Registration Statement on Form S-3 of P-Com, Inc. to be filed under the Securities Act of 1933, as amended, for the registration of the resale of 3,797,468 shares of Common Stock of P-Com, Inc. by the selling stockholders named herein, and any and all amendments, including post-effective amendments, to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                                Title                                            Date
/s/ GEORGE P. ROBERTS               Chairman of the Board and                        April 17, 2002
--------------------------------    Chief Executive Officer
George P. Roberts                   (Principal Executive Officer)

/s/ LEIGHTON J. STEPHENSON          Vice President and Chief Financial Officer       April 17, 2002
--------------------------------    (Principal Financial Officer and
Leighton J. Stephenson              Principal Accounting Officer)

/s/ FREDERICK R. FROMM              Director of the Company                          April 17, 2002
--------------------------------
Frederick R. Fromm

/s/ BRIAN T. JOSLING                Director of the Company                          April 17, 2002
--------------------------------
Brian T. Josling

/s/ JOHN A. HAWKINS                 Director of the Company                          April 17, 2002
--------------------------------
John A. Hawkins

/s/ GEN. HAROLD R. JOHNSON (RET.)   Director of the Company                          April 17, 2002
--------------------------------
Gen. Harold R. Johnson (Ret.)

                                 INDEX TO EXHIBITS

Exhibit No.       Description
----------        -----------

    5.1           Opinion of Brobeck, Phleger & Harrison LLP.

    10.91/(1)/    Common Stock PIPES Purchase Agreement dated as of July 25,
                  2001by and between P-Com, Inc., Gruber McBaine International and Lagunitas Partners, L.P.

    23.1          Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

    23.2          Consent of Brobeck, Phleger & Harrison LLP (included in
                  Exhibit 5.1).

    24.1 Power of Attorney (included on page II-3 of this registration statement).

-----------
/(1)/ Incorporated by reference to identically numbered exhibit to the Registrant's current report on Form 8-K dated July 25, 2001 and filed with the Securities and Exchange Commission on August 9, 2001.